EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1‑A, as it may be amended, of our Independent Auditor’s Report dated March 29, 2024 relating to the consolidated financial statements of aShareX Fine Art, LLC (the "Company") and the financial statements of each of the Company's listed Series as of December 31, 2023 and for the period from January 13, 2023 (inception) to December 31, 2023, and the related notes to the consolidated financial statements.

/s/ Artesian CPA, LLC

Denver, CO

April 11, 2024

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p:  877.968.3330  f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com